Exhibit 24.2

Power of Attorney

As of March 2, 2004

The undersigned (each a “Grantor”) each as indicated below (1) constitutes and appoints Douglas E. Coltharp, Charles J. Hansen and George W. Carlis each as the Grantor’s true and lawful attorney-in-fact and agent with full power of substitution for the Grantor in the Grantor’s name, place, and stead, in any and all capacities, to sign, for and on behalf of each corporation listed below, the Registration Statement with respect to guaranties of 7% Notes due 2013 issued by Saks Incorporated and any and all amendments thereto (including pre-effective and post-effective amendments), including any Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, (2) grants to the attorneys-in-fact and agents full power and authority to do and perform each and every act and thing required and necessary to be done as fully as the Grantor might have done in person, and (3) ratifies and confirms all that the attorneys-in-fact and agents or permitted substitutes may lawfully have done or caused to be done. The Grantor also authenticates, acknowledges, and adopts each typed, printed, duplicated, and facsimile signature of the Grantor appearing in any capacity in any and all Registration Statements referred to in the preceding sentence.

Carson Pirie Holdings, Inc.

Herberger’s Department Stores, LLC

Jackson Leasing, LLC

McRae’s, Inc. (for itself and as partner

    of McRae’s Stores Partnership)

McRae’s of Alabama, Inc.

McRae’s Stores Services, Inc.

McRIL, LLC

New York City Saks, LLC

Saks & Company

Parisian, Inc. (for itself and as

    general partner of PMIN General

    Partnership)

Saks Direct, Inc.

North Park Fixtures, Inc.

Saks Distribution Centers, Inc.

Saks Fifth Avenue Distribution

    Company

Saks Fifth Avenue, Inc.

Saks Fifth Avenue Texas, L.P.

Merchandise Credit, LLC SCIL Store Holdings, Inc. SCCA, LLC SCIL, LLC SFAILA, LLC Saks Fifth Avenue of Texas, Inc. Saks Holdings, Inc. SCCA Store Holdings, Inc. Tex SFA, Inc.

/s/ James A. Coggim

James A. Coggin

(as a director or member of the board of managers, management committee, or board of governors of all except Merchandise Credit, LLC, SCCA, LLC and SCCA Store Holdings, Inc.)

/s/ Brian J. Martin Brian J. Martin (as an officer and director of Saks & Company)

/s/ Douglas E. Coltharp

Douglas E. Coltharp

(as a director or member of the board of managers, management committee, or board of governors of all except SCCA, LLC, Saks & Company and SCCA Store Holdings, Inc. and as an officer of all except SCCA, LLC)

/s/ Donald E. Wright Donald E. Wright (as an officer of all)

/s/ James S. Scully James S. Scully (as a director of SCCA Store Holdings, Inc. and a member of the board of managers and officer of SCCA, LLC)